Exhibit 99.1

Sarepta Therapeutics Secures $100 Million in Debt Financing

CAMBRIDGE, Mass., July 18, 2017 (GLOBE NEWSWIRE) — Sarepta Therapeutics, Inc. (NASDAQ:SRPT), a U.S. commercial-stage biopharmaceutical company focused on the discovery and development of unique RNA-targeted therapeutics for the treatment of rare neuromuscular diseases, today announced that it has entered into credit and security agreements with MidCap Financial. Under the terms of the agreements, Sarepta can borrow up to $60,000,000 in three tranches at an annual rate of 6.25%, plus one-month LIBOR, and a $40,000,000 revolver at a rate of 3.95%, plus one-month LIBOR. Both facilities have a four year term.

Today’s financing replaces the Company’s $40,000,000 debt facility with MidCap Financial at an annual rate of 7.75%, with a maturity of June 2018.

About Sarepta Therapeutics

Sarepta Therapeutics is a U.S. commercial-stage biopharmaceutical company focused on the discovery and development of unique RNA-targeted therapeutics for the treatment of rare neuromuscular diseases. The Company is primarily focused on rapidly advancing the development of its potentially disease-modifying Duchenne muscular dystrophy (DMD) drug candidates. For more information, please visit www.sarepta.com.

Forward-Looking Statements

This press release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include statements about Sarepta’s ability to, and the rates and terms under which Sarepta can, borrow funds under the credit and security agreements with MidCap Financial. These forward-looking statements involve risks and uncertainties, many of which are beyond Sarepta’s control. Known risk factors include, among others: risk and uncertainties related to market conditions, regulatory decisions, any refusal by MidCap Financial to fund and other Company factors or circumstances that could negatively impact Sarepta’s ability to satisfy its obligations under or borrow under the terms of the credit and security agreements. There can be no assurance that Sarepta will be able to comply with the terms of the credit and security agreement with MidCap Financial which may result in an event of default under the credit and security agreements that could give MidCap Financial the right to require immediate payment of any amounts borrowed under the credit and security agreements or to exercise its rights with respect to the assets of Sarepta that are collateral or have been pledged by Sarepta as security for the term loan.

Any of the foregoing risks could adversely affect Sarepta’s business, results of operations and the trading price of Sarepta’s common stock. For a detailed description of risks and uncertainties Sarepta faces, you are encouraged to review Sarepta’s 2016 Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the Securities and Exchange Commission (SEC) as well as other SEC filings made by Sarepta. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. Sarepta does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Internet Posting of Information

We routinely post information that may be important to investors in the ‘For Investors’ section of our website at www.sarepta.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Source: Sarepta Therapeutics, Inc.

Media and Investors:

Sarepta Therapeutics, Inc.

Ian Estepan, 617-274-4052

iestepan@sarepta.com

or

W2O Group

Brian Reid, 212-257-6725

breid@w2ogroup.com